Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

               We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2003 relating to the consolidated financial statements and financial statement schedules of Orbital Sciences Corporation and our report dated March 6, 2002 relating to the financial statements of Orbital Imaging Corporation, which appear in Orbital Sciences Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
May 14, 2003